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                                                                    Exhibit 23.4

                             CONSENT OF RONEY & CO.

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Meritage Hospitality Group Inc. (the "Company") in the Registration Statement on Form S-4, as amended (File No. 333-33461), and to the reference to our firm and such opinion in the Prospectus therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), and we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

RONEY & CO.
/s/ Roney & Co.
October 13, 1997